Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEYTRONIC CORPORATION ANNOUNCES PRELIMINARY RESULTS
FOR THE SECOND QUARTER OF FISCAL YEAR 2023
Spokane Valley, WA— January 23, 2023 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its preliminary results for the three months ended December 31, 2022.
For the second quarter of fiscal 2023, Key Tronic expects to report revenue of approximately $123.5 million and earnings of approximately $0.04 to $0.07 per share, which includes $2.7 million in insurance gains on equipment storm damage in its Arkansas facility and related operational losses until replacement equipment could be placed.
The lower than expected revenue reflects a six-week delay in starting production for the previously announced program with a leading power equipment company. This delay lowered revenue by approximately $20 million for the second quarter of fiscal 2023, but production for this program is currently underway and increasing in the third quarter.
At the same time, demand from many of our new and existing customers continued to increase, resulting in a backlog increasing to record levels. We are also seeing improvement in the global supply issues for certain components that have severely limited our production in recent periods.
For the third quarter of fiscal 2023, Key Tronic expects to report revenue in the range of $160 million to $170 million and earnings in the range of $0.15 to $0.25 per diluted share.
The revenue and earnings estimates for the second and third quarters of fiscal 2023, and the finalization of financial results for the second quarter of 2023, are subject to completion of the Company’s quarterly close and review procedures which are still ongoing. The Company plans to report its complete results and host its earnings conference call for the second quarter of fiscal 2023 on January 31, 2023. Details for the conference call will be announced in a separate press release.
About Keytronic
Keytronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Keytronic visit: www.keytronic.com.
Forward-Looking Statements
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings during periods of fiscal year 2023, risks of manufacturing supply chain and operational disruptions, demand for certain products and the effectiveness of some of our programs, business from new customers and programs, improvement of supply chain delivery and impacts from operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings